                                                                      EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        YEAR ENDED               SIX MONTHS ENDED
                                                                       DECEMBER 31,                  JUNE 30,
                                                             --------------------------------  --------------------
                                                               1994       1995        1996       1996       1997
                                                             ---------  ---------  ----------  ---------  ---------
Net income (loss)..........................................  $  (2,467) $   3,229  $  (52,239) $     229  $   3,418
Preferred stock dividends..................................       (210)      (210)       (210)      (105)      (123)
                                                             ---------  ---------  ----------  ---------  ---------
Net income (loss) applicable to common and Class B common
  stock....................................................  $  (2,677) $   3,019  $  (52,449) $     124  $   3,295
                                                             ---------  ---------  ----------  ---------  ---------
                                                             ---------  ---------  ----------  ---------  ---------
Weighted average number of common, Class B common and
  common equivalent shares outstanding (includes effect of
  options granted within one year of offering).............     19,226     19,516                 19,638     24,037
                                                             ---------  ---------              ---------  ---------
                                                             ---------  ---------              ---------  ---------
Primary and fully diluted net income (loss) per share......  $   (0.14) $    0.15              $     .01  $     .14
                                                             ---------  ---------              ---------  ---------
                                                             ---------  ---------              ---------  ---------
Pro forma:
  Historical net loss......................................                        $  (52,449)
  Pro forma adjustment for special management
    compensation...........................................                            52,019
  Pro forma adjustment for interest........................                             2,603
                                                                                   ----------
  Pro forma net income.....................................                        $    2,173
                                                                                   ----------
                                                                                   ----------
Weighted average number of Common, Class B Common and
  common equivalent shares outstanding (includes effect of
  options granted within one year of Offering).............                            19,732
                                                                                   ----------
                                                                                   ----------
Pro forma net income per Common and Class B Common Share...                        $      .11
                                                                                   ----------
                                                                                   ----------